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                                                                     EXHIBIT 5.1


                      LETTERHEAD OF CLIFFORD CHANCE US LLP

November 14, 2002


iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036


Dear Sirs:

     We have acted as counsel to iStar Financial Inc. ("iStar Financial") in connection with the offer and sale by iStar Financial of 8 million shares of its common stock, par value $0.00l per share ("Common Stock"), and the offer and sale by SOFI-IV SMT Holdings, L.L.C. (the "Selling Stockholder"), of 2,000,000 shares of Common Stock. The Common Stock is being sold pursuant to iStar Financial's Registration Statements on Form S-3 (numbers 333-83646 and 333-32946) under the Securities Act of 1933, as amended (the "Registration Statements").

     Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Common Stock has been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus supplement for the offering of the Common Stock dated November 14, 2002 for at least its par value, the Common Stock will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to us under the caption "Legal Matters" in the prospectus which is a part of the Registration Statements.

                                Very truly yours,

     CLIFFORD CHANCE US LLP